Exhibit 99.1

Press Release Dated April 23, 2014

NEWS RELEASE

April 23, 2014

Farmers Capital Bank Corporation Announces First Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $3.4 million for the quarter ended March 31, 2014, an increase of $298 thousand or 9.7% compared to the quarter ended December 31, 2013. On a per common share basis, net income was $.38 and $.35 for the current and linked quarters, respectively. Net income for the current quarter represents a decrease of $422 thousand or 11.1% compared to the first quarter of a year ago, which equates to a decline of $.06 on a per common share basis.

“We were pleased to have announced two significant events that occurred during the quarter,” states Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “First, we received notice that our parent company is no longer subject to the regulatory agreement that had been in place since 2009,” continues Mr. Hillard. “Second, we also announced that we are redeeming one-third of our outstanding preferred stock. Both of these positive events reflect the overall steady progress we’ve made over the last several years. But we have more challenges ahead, particularly the need to further reduce nonperforming assets and to increase outstanding loans without sacrificing credit quality.”

A summary of nonperforming assets is as follows for the periods indicated.

(In thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Nonaccrual loans	$24,720	$23,838	$25,063	$21,259	$27,994
Loans 90 days or more past due and still accruing	434	444	-	-	82
Restructured loans	25,944	26,255	26,435	26,238	26,529
Total nonperforming loans	51,098	50,537	51,498	47,497	54,605

Other real estate owned	35,444	37,826	41,661	46,465	49,130
Total nonperforming assets	$86,542	$88,363	$93,159	$93,962	$103,735

Ratio of total nonperforming loans to total loans (net of unearned income)	5.2%	5.1%	5.1%	4.7%	5.4%
Ratio of total nonperforming assets to total assets	4.8	4.9	5.1	5.2	5.8

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned is as follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at December 31, 2013	$23,838	$26,255	$37,826
Loans placed on nonaccrual status	2,749	-	-
Loans restructured	-	-	-
Principal paydowns	(1,118)	(311)	-
Transfers to performing status	(165)	-	-
Transfers to other real estate owned	(335)	-	335
Charge-offs/write-downs	(249)	-	(906)
Proceeds from sales	-	-	(1,901)
Net gain on sales/other	-	-	90
Balance at March 31, 2014	$24,720	$25,944	$35,444

Farmers Capital Bank Corporation  *  Page 1 of 6

Overall, nonaccrual loans increased $882 thousand or 3.7% during the quarter. Newly classified nonaccrual loans were $2.7 million, consisting primarily of three larger credits totaling $2.0 million in the aggregate secured by commercial real estate. The Company received principal paydowns on nonaccrual loans of $1.1 million; transfers to other real estate owned, representing repossession of loan collateral, totaled $335 thousand. Other real estate owned decreased $2.4 million or 6.3%, driven by sales and write-down activity. Property sales for the quarter include one larger-balance residential real estate development property sold at its carrying amount of $1.2 million. Write-downs during the quarter include impairment charges totaling $390 thousand related to one residential real estate development project resulting from an annual appraisal, which reduced its carrying value to $1.4 million.

The allowance for loan losses was $18.7 million or 1.90% of loans (net of unearned income) outstanding at March 31, 2014 compared to $20.6 million or 2.06% at year-end 2013. Net loan charge-offs were $2.0 million and $353 thousand for the current three months and linked quarter, respectively. Net charge-offs as a percentage of outstanding loans (net of unearned income) were 0.21% and 0.04% in the current and linked quarters, respectively. The increase in net charge-offs was driven primarily by two events: charge-offs totaling $1.0 million related to a group of fraudulent loans initiated by a former loan officer and a charge-off of $755 thousand related to one credit secured by commercial real estate. The Company has filed an insurance claim seeking possible recovery of approximately $750 thousand related to the fraudulent loans. The amount of recovery, if any, will be recognized when received.

Preferred Stock

Calculating net income per common share requires reducing the amount of net income available to common shareholders by the amount of dividends declared on preferred stock. In accordance with the terms of the Company’s issuance of preferred stock, the rate of dividends payable increased to 9% from 5% on February 15, 2014. The Company will redeem 10,000, or one-third, of its outstanding preferred shares on May 15, 2014, which will mitigate the impact of the rate increase on earnings per common share. The amount of dividends payable for a full quarter without the redemption would have resulted in an increase of $300 thousand, equal to $.04 per common share per quarter. After the redemption, the increase in dividends for a full quarter will amount to only $75 thousand or $.01 per common share per quarter.

First Quarter 2014 Compared to Fourth Quarter 2013

●

Net income was $3.4 million or $.38 per common share for the first quarter of 2014, an increase of $298 thousand or $.03 per common share compared to the linked quarter. The increase in net income resulted primarily from lower noninterest expenses of $1.9 million or 11.8%, partially offset by an increase in the provision for loan losses of $1.2 million.

●

Net interest income decreased $280 thousand or 2.0% in the comparison. Interest expense decreased $143 thousand or 5.0%, but was offset by lower interest income of $423 thousand or 2.5%. Interest expense on deposits decreased $109 thousand or 8.3%; interest income from loans decreased $515 thousand or 3.9%.

●

Net interest margin was 3.41% for the current quarter, an increase of two basis points from 3.39% in the linked quarter. Net interest spread was 3.25% and 3.23% in the current and linked quarter, respectively. Overall cost of funds decreased three basis points to 0.81%.

●

The provision for loan losses was $132 thousand for the current quarter compared to a credit to the provision in the linked quarter of $1.0 million, resulting in an increase of $1.2 million in the comparison. The Company recorded charge-offs during the quarter totaling $2.0 million. Although the level of nonperforming loans remained relatively flat at $51.1 million, the balance edged upward $561 thousand or 1.1%.

●	Noninterest income was $5.4 million, a decrease of $213 thousand or 3.8%, driven by lower service charges and fees on deposits of $186 thousand or 8.8%.
●

Noninterest expenses decreased primarily due to lower expenses related to repossessed real estate of $1.2 million or 52.0%, including lower impairment charges of $818 thousand or 47.4%. The current quarter also includes net gains from the sale of repossessed property of $90 thousand compared to a net loss of $158 thousand for the linked quarter.

Farmers Capital Bank Corporation  *  Page 2 of 6

●

All other noninterest expenses decreased $774 thousand or 5.5%, made up primarily of lower salaries and employee benefits of $546 thousand or 6.9%. Benefit expenses decreased $599 thousand or 33.0% in the comparison mainly due to lower claims related to the Company’s self-funded health insurance plan.

●	Income tax expense was $1.1 million for the current quarter, relatively unchanged. The effective income tax rates were 24.9% and 27.0% for the current and linked quarter, respectively.

First Quarter 2014 Compared to First Quarter 2013

●

Net income was $3.4 million or $.38 per common share for the first quarter of 2014, a decrease of $422 thousand or $.06 per common share compared to the first quarter of 2013. The decrease in net income is attributed primarily to a higher provision for loan losses of $764 thousand, partially offset by an increase in net interest income of $103 thousand or 0.8% and lower income tax expense of $198 thousand or 15.0%.

●

The $103 thousand increase in net interest income was driven by lower interest expense of $471 thousand or 14.9%, which offset a decrease in interest income of $368 thousand or 2.2%. Interest expense on deposits and interest income on loans decreased $460 thousand or 27.7% and $889 thousand or 6.6%, respectively; interest on investment securities increased $528 thousand or 16.6%.

●

Net interest margin was 3.41% for the current quarter, a decrease of three basis points from 3.44% compared to a year ago. Net interest spread was 3.25% and 3.27% in the current and year-ago quarters, respectively. Overall cost of funds decreased 14 basis points to 0.81%.

●

The provision for loan losses was $132 thousand for the current quarter compared to a credit to the provision of $632 thousand for the prior year period, resulting in an increase of $764 thousand in the comparison. While total nonperforming loans have decreased $3.5 million or 6.4% from a year ago, net charge-offs in the current quarter were $2.0 million, an increase of $1.8 million. Nonperforming loans, impaired loans, early stage delinquencies, and watch list loans, however, have all decreased from a year ago.

●

Noninterest income was relatively unchanged at $5.4 million. Noninterest income includes net gains on the sale of loans of $97 thousand and $339 thousand for the current and year-ago first quarter, respectively. The $242 thousand or 71.4% decrease is attributed primarily to a decline in mortgage loan origination activity in the current quarter.

●

Noninterest expenses were relatively unchanged at $14.4 million. Deposit insurance expense decreased $202 thousand or 31.5%, partially offset by an increase in expenses related to repossessed real estate of $172 thousand or 19.3%. Deposit insurance expense is down due to improved risk ratings used in the determination of the amount payable. The increase in other real estate expenses is mainly attributed to a $179 thousand or 66.5% lower net gain recorded from the sale of repossessed real estate during the current quarter.

●

Income tax expense was $1.1 million for the first quarter of 2014, a decrease of $198 thousand or 15.0% compared to $1.3 million for the first quarter of 2013. The effective tax rate for the current quarter was 24.9% compared to 25.8% for the same quarter a year ago.

Balance Sheet

●

Total assets were $1.8 billion at March 31, 2014, relatively unchanged from year-end 2013. Cash and cash equivalents increased $26.7 million or 39.1%, partially offset by a decrease in loans (net of unearned income) of $16.0 million or 1.6%, other real estate owned of $2.4 million or 6.3%, and investment securities of $2.0 million or 0.3%.

●

Cash and cash equivalents remain elevated as a result of the Company’s overall net funding position and a lack of high quality loan demand. Cash levels have also increased during the quarter in part for the upcoming redemption of a portion of the Company’s preferred stock in the amount of $10.0 million, plus accrued dividends.

●

The fair market value adjustment related to investment securities in the available for sale portfolio increased $5.7 million during the quarter. Market values increased as a result of favorable changes in market interest rates, primarily on longer dated maturities. Amortized cost amounts decreased $7.7 million or 1.2%.

●

The allowance for loan losses was $18.7 million or 1.90% of loans outstanding (net of unearned income) at March 31, 2014 compared to $20.6 million or 2.06% at year-end 2013. Net loan charge-offs were $2.0 million and $353 thousand for the current three months and linked quarter, respectively. Net charge-offs as a percentage of outstanding loans (net of unearned income) were 0.21% and 0.04% in the current and linked quarters, respectively. The increase in net charge-offs were driven primarily by two events: charge-offs totaling $1.0 million related to a group of fraudulent loans initiated by a former loan officer and a charge-off of $755 thousand related to one credit secured by commercial real estate. The Company has filed an insurance claim seeking possible recovery of approximately $750 thousand related to the fraudulent loans. The amount of recovery, if any, will be recognized when received.

Farmers Capital Bank Corporation  *  Page 3 of 6

●

The ratio of nonperforming loans to loans outstanding (net of unearned income) was 5.2% and 5.1% at March 31, 2014 and year-end 2013, respectively. Nonperforming loans include $25.9 million of accruing restructured loans at quarter-end, which is 50.8% of total nonperforming loans.

●

Other real estate owned was $35.4 million at quarter end, a decrease of $2.4 million or 6.3% compared to $37.8 million at year end 2013. The decrease was driven by sales and write-down activity, which offset a relatively small amount of new repossessed properties during the quarter.

●

Total deposits were $1.4 billion at March 31, 2014, a decrease of 0.1% from year end 2013. Interest bearing deposit balances increased $6.4 million or 0.6%, but were offset by a decrease in noninterest bearing deposits of $7.4 million or 2.7%.

●

Short-term borrowings were $27.4 million, a decrease of $1.7 million or 5.9% in the linked quarter comparison. The decrease relates primarily to short-term repurchase agreements with commercial depositors in the normal course of business. Long-term borrowings were unchanged at $177 million.

●

Shareholders’ equity increased $6.6 million or 3.9% during the first quarter, driven by net income of $3.4 million and other comprehensive income of $3.7 million. The increase in other comprehensive income is due mainly to an increase in the after-tax value of the available for sale investment securities portfolio, which occurred as a result of favorable changes in market interest rates during the quarter, primarily on longer dated maturities.

●

On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for each of the Company’s subsidiary banks exceeds the targets established in the agreements with their respective regulatory agencies. The Company’s capital levels remain in excess of the “well-capitalized” status after factoring in the upcoming partial redemption of its preferred stock.

Dividend Status

The Memorandum of Understanding entered into during 2009 between the Company and its primary banking regulators was terminated in March, 2014 as a result of continued satisfactory compliance, most notably from the progress made in lowering nonperforming assets and increasing capital levels. Therefore, the Company is no longer required to receive permission from its banking regulators to make interest payments on its trust preferred securities or to pay dividends on its common and preferred stock. However, the Company has no intention of declaring or paying any dividend on its common stock prior to redeeming all of its outstanding preferred stock. The Company announced during the first quarter that it would redeem 10,000 shares, or one-third, of its outstanding preferred stock on May 15, 2014. Further redemptions, which require regulatory approval, will be based on satisfactory financial performance and take into consideration the Company’s capital position, earnings, asset quality, and other factors. The timing and amount of any further redemption by the Company of its remaining outstanding preferred stock will be disclosed when it is assured.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

Farmers Capital Bank Corporation  *  Page 4 of 6

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation  *  Page 5 of 6

Consolidated Financial Highlights-Unaudited

(In thousands except per share data)
	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Interest income	$16,374	$16,797	$16,742
Interest expense	2,695	2,838	3,166
Net interest income	13,679	13,959	13,576
Provision for loan losses	132	(1,020)	(632)
Net interest income after provision for loan losses	13,547	14,979	14,208
Noninterest income	5,373	5,586	5,411
Noninterest expenses	14,430	16,358	14,509
Income before income tax expense	4,490	4,207	5,110
Income tax expense	1,120	1,135	1,318
Net income	$3,370	$3,072	$3,792

Net income	$3,370	$3,072	$3,792
Less preferred stock dividends and discount accretion	537	490	485
Net income available to common shareholders	$2,833	$2,582	$3,307

Basic and diluted net income per common share	$.38	$.35	$.44

Averages
Loans, net of unearned interest	$994,050	$1,004,742	$1,005,775
Total assets	1,812,636	1,821,519	1,793,359
Deposits	1,402,049	1,412,130	1,395,328
Shareholders’ equity	175,886	170,147	168,999

Weighted average shares outstanding - basic and diluted	7,479	7,477	7,470

Return on average assets	.75%	.67%	.86%
Return on average equity	7.77%	7.16%	9.10%

	March 31, 2014	December 31, 2013
Cash and cash equivalents	$94,963	$68,253
Investment securities	611,591	613,585
Loans, net of allowance of $18,690 and $20,577	965,229	979,306
Other assets	142,496	148,411
Total assets	$1,814,279	$1,809,555

Deposits	$1,409,232	$1,410,215
Federal funds purchased and other short-term borrowings	27,393	29,123
Other borrowings	176,813	176,850
Other liabilities	24,176	23,312
Total liabilities	1,637,614	1,639,500

Shareholders’ equity	176,665	170,055
Total liabilities and shareholders’ equity	$1,814,279	$1,809,555

End of period tangible book value per common share[1]	$19.49	$18.61
End of period common share closing price	22.46	21.75

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

Farmers Capital Bank Corporation  *  Page 6 of 6